AMENDMENT AND FORBEARANCE AGREEMENT

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PARTIES

THIS AMENDMENT AND FORBEARANCE AGREEMENT (the “Agreement”) is entered into as of the ____ day of June, 2019 (the “Effective Date”), by and between SMEA2Z LLC (“Smea2z”); and, LANDSTAR, INC., a Nevada corporation (“LDSR”). LDSR and Smea2z are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A. LDSR previously issued in favor of Smea2z that certain 8% Convertible Redeemable Note in the original principal amount of Two Hundred Twenty Thousand Dollars ($220,000) on 23 October 2018, with a maturity date of 23 July 2019 (the “Note”).

B. Smea2z is willing to forbear from enforcing its rights under the Note which arise with regard to the Forbearance Defaults, and amend certain provisions of the Note, provided that LDSR complies with the terms of this Agreement.

C. NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

DEFINED TERMS AND INTERPRETATION

3.1 Defined Terms in the Note. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note.

3.2 Defined Terms in this Agreement. The following capitalized terms shall have the respective meanings specified in this Article III. Other terms defined elsewhere herein shall have meanings so given them.

3.2.1. Forbearance Default. “Forbearance Default” means (a) the occurrence of any of the Events of Default under the Note; (b) the failure of LDSR to comply with any term, condition, or covenant set forth in this Agreement; (c) any representation made by LDSR under or in connection with this Agreement which shall prove to be materially false or misleading as of the date when made; or, (d) the filing of any petition (voluntary or involuntary) under the insolvency or bankruptcy laws of the United States or any state thereof, with respect to LDSR, or any of its subsidiaries.

3.2.2. Obligations. “Obligations” means each and every of the obligations of LDSR under the Note, which obligations include, without limitation, payment and performance of under the Note.

3.2.3. Securities Act. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

3.2.4. Additional Definitions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to “Dollars” or “$” shall be construed as being United States Dollars; (vi) the term “including” is not limiting and means “including without limitation”; and, (vii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

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3.3 Interpretation.

3.3.1. Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties; is the product of the work and efforts of all Parties; and, shall be deemed to have been drafted by all Parties. Each Party has had the opportunity to be represented by independent legal counsel of its choice. In the event of a dispute, no Party shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

3.3.2. Agreement Provisions, Exhibits, and Schedules. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, or Schedule, such reference shall be to said item of this Agreement unless otherwise indicated. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

3.3.3. Entire Agreement. This Agreement, and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes (i) any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein; and, (ii) any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

3.3.4. Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

3.3.5. Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions, and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

3.3.6. Time. All Parties agree that time is of the essence as to this Agreement.

3.3.7. Governing Law. This Agreement shall be governed by the laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Wake County Superior Court, Raleigh, North Carolina, shall be the sole jurisdiction and venue for the bringing of such action.

IV

CONFIRMATION OF OBLIGATIONS; AMENDED AND NEW COVENANTS

4.1 Absence of Certain Rights. LDSR hereby acknowledges and agrees that as of the Effective Date, LDSR has no right of offset, defense, or counterclaim with respect to the Obligations.

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4.2 Continued Effectiveness. Except as otherwise expressly set forth in this Agreement, the terms of the Note remain unchanged, and the Note shall remain in full force and effect and is hereby confirmed and ratified. LDSR shall continue to perform and observe all terms and conditions of the Note, as modified under this Agreement.

4.3 No Novation. This Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation, or release of the Note, or, except as otherwise expressly provided herein, a waiver by Smea2z of any of its rights or remedies under the Note, at law or in equity.

4.4 Reaffirmation. LDSR hereby reaffirms each and every covenant, condition, obligation, and provision set forth in the Note, as modified under this Agreement.

4.5 Maturity Date. The Maturity Date under the Note shall be 15 April 2020.

4.6 Conversions. The Holder of the Note shall be entitled, at its option, to exercise the conversion rights under the Note only upon the earlier of (i) the Maturity Date; or, (ii) any Event of Default.

4.7 Principal Amount. As of and on the Effective Date, the principal face amount of the Note shall be increased to Two Hundred Forty Two Thousand Dollars ($242,000).

4.8 Interest Rate. As of and on the Effective Date, the interest rate under the Note shall be twelve percent (12%) per annum.

4.9 Conversion Price. The Conversion Price under the Note shall be equal to sixty five percent (65%) of the lesser of the lowest trading price of the Common Stock for (i) the 20-days immediately preceding the Effective Date; or, (ii) the 20-days immediately preceding the date of conversion.

4.10 Share Reserve. As soon as practicable after the Effective Date, LDSR shall issue irrevocable instructions to its transfer agent for the reservation of shares of Common Stock in compliance with the maximum number of shares to be reserved under Section 12 of the Note. This Agreement shall be null and void, and cancelled in all respects in the event this Section 4.10 is not satisfied within 30-days of the Effective Date.

V

AGREEMENT TO FORBEAR

5.1 Forbearance. Provided that no Forbearance Default occurs as of or following the Effective Date, and LDSR satisfies the requirements of Section 4.10, above, Smea2z hereby agrees to refrain and forbear from exercising any of its rights and remedies under the Note that may exist. Upon the occurrence of any subsequent Forbearance Default after the Effective Date, the foregoing forbearance by Smea2z shall be of no further force and effect, shall be automatically and without notice or demand deemed rescinded, revoked, and terminated and all Forbearance Defaults shall be revived and reinstated and shall be deemed to have occurred and to exist as if such forbearance had not been granted, with all rights and remedies of Smea2z under the Note based upon the Forbearance Defaults revived and reinstated as if no forbearance had been granted.

5.2 Retained Rights. Except as expressly provided herein, the execution and delivery of this Agreement shall not: (a) constitute an extension, modification, or waiver of any aspect of the Note; (b) extend the terms of any of the Note or the due date of any of the Obligations; (c) give rise to any obligation on the part of Smea2z to extend, modify, or waive any term or condition of the Note; (d) give rise to any defenses or counterclaims to the right of Smea2z to compel payment of the Obligations or to otherwise enforce its rights and remedies under the Note; or, (e) establish a custom or course of dealing between or among LDSR and Smea2z. Except as expressly limited herein, Smea2z hereby expressly reserves all of its rights and remedies under the Note and under applicable law.

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5.3 LDSR Forbearance Obligations. In order to induce Smea2z to forbear from the exercise of its rights and remedies as set forth above, LDSR hereby further covenants and agrees that at the request of Smea2z, LDSR shall give its transfer agent instructions (supported by an opinion of LDSR counsel, if required or requested by the transfer agent) to the effect that, upon the transfer agent’s receipt from Smea2z of (i) a certificate (a “Rule 144 Certificate”) certifying that Smea2z has satisfied such matters as may be appropriate in accordance with Rule 144 under the Securities Act; and, (ii) an opinion of counsel acceptable to LDSR that, based on the Rule 144 Certificate, the shares being sold may be sold pursuant to the provisions of Rule 144, even in the absence of an effective registration statement, then the Transfer Agent is to effect the transfer of the shares being sold and issue to the buyer(s) or transferee(s) thereof one or more stock certificates representing the transferred shares being sold without any restrictive legend and without recording any restrictions on the transferability of such shares on the transfer agent’s books and records (except to the extent any such legend or restriction results from facts other than the identity of the relevant Smea2z, as the seller or transferor thereof, or the status, including any relevant legends or restrictions, of the shares of the shares being sold while held by Smea2z). If LDSR’s transfer agent reasonably requires any additional documentation at the time of the transfer, LDSR shall deliver or cause to be delivered all such reasonable additional documentation as may be necessary to effectuate the issuance of an unlegended certificate.

VI

REPRESENTATIONS AND WARRANTIES

6.1 LDSR. LDSR hereby represents and warrants to Smea2z as follows as of the Effective Date:

(a) The execution, delivery, and performance of this Agreement by LDSR is within LDSR’s corporate power and has been duly authorized by all necessary corporate action.

(b) This Agreement constitutes a valid and legally binding agreement enforceable against LDSR in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, and other laws affecting creditors’ rights generally and to general equitable principals.

(c) The Note constitutes a valid and legally binding obligation of LDSR, enforceable against LDSR in accordance with the terms thereof subject to the effects of bankruptcy, insolvency, fraudulent conveyance, and other laws affecting creditors’ rights generally and to general equitable principals.

6.2 Smea2z. Smea2z hereby represents and warrants to LDSR as follows as of the Effective Date:

(a) Smea2z is (i) an “accredited investor” as that term is defined in Rule 501 under the 1933 Act; (ii) experienced in making investments of the kind described in this Agreement and the related documents; and, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by LDSR or any of its Affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and to evaluate the merits and risks of entering in to this Agreement.

(b) This Agreement, and the transactions contemplated thereby, have been duly and validly authorized, executed, and delivered on behalf of Smea2z and are valid and binding agreements of Smea2z enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally.

(c) Smea2z is expressly not relying on any oral representations made by LDSR or any of its agents.

VII

ADDITIONAL PROVISIONS

7.1 Executed Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by Fax or E-Mail, such signature shall create a valid and binding obligation of that Party (or on whose behalf such signature is executed) with the same force and effect as an original thereof. Any photographic, photocopy, or similar reproduction copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

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7.2 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

7.3 Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

7.4 Recovery of Fees by Prevailing Party. In the event of any legal action (including arbitration) to enforce or interpret this Agreement, the non-prevailing Party shall pay the reasonable attorneys’ fees and other costs and expenses (including expert witness fees) of the prevailing Party in such amount as the may be determined. In addition, such non-prevailing Party shall pay reasonable attorneys’ fees incurred by the prevailing Party in enforcing, or on appeal from, a judgment in favor of the prevailing Party. The preceding sentence is intended by the Parties to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

7.5 Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

7.6 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

7.7 No Third Party Beneficiaries. This Agreement has been entered into solely by and between the Parties, solely for their benefit. There is no intent by either Party to create or establish a third party beneficiary to this Agreement, and no such third party shall have any right to enforce any right, claim, or cause of action created or established under this Agreement.

7.8 Further Assurances. Each Party agrees (i) to furnish upon request to each other Party such further information; (ii) to execute and deliver to each other Party such other documents; and, (iii) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions envisioned hereunder. However, this provision shall not require that any additional representations or warranties be made and no Party shall be required to incur any material expense or potential exposure to legal liability pursuant to this Section 7.8.

7.9 Notices.

7.9.1. Method and Delivery. All notices, requests and demands hereunder shall be in writing and delivered by hand, by Electronic Transmission, by mail, or by recognized commercial over-night delivery service (such as Federal Express or UPS), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by Electronic Transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; or, (d) if by recognized commercial over-night delivery service, upon such delivery.

7.9.2. Consent to Electronic Transmission. Each Party hereby expressly consents to the use of Electronic Transmission for communications and notices under this Agreement. For purposes of this Agreement, “Electronic Transmission” means a communication (i) delivered by Fax or E-Mail when directed to the Fax number or E-Mail address, respectively, for that recipient on record with the sending Party; and, (ii) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

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7.9.3. Address Changes. Any Party may alter the Fax number, E-Mail address, physical address, or postage address to which communications or copies are to be sent by giving notice of such change of address to the other Parties in accordance with the provisions of this Section 7.9.

7.10 Best Efforts. Each Party shall cooperate in good faith with the other Parties generally, and in particular, the Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future. However, the obligations under this Section 7.10 shall not include any obligation to incur substantial expense or liability.

VIII

EXECUTION

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties and shall be effective as of and on the Effective Date. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

SMEA2Z:	LDSR:

SMEA2Z LLC	LANDSTAR, INC.

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATED:	DATED:

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